EXHIBIT 99.1

PRESS RELEASE

NAMI Corp., via Its Wholly-owned Subsidiary, Receives Sea Sand Supply Contract

Kuala Lumpur, Malaysia, 28 June 2021 — NAMI Corp., via its wholly-owned subsidiary SBS Mining Corporation Sdn Bhd (“SBS”), a private limited company incorporated in Malaysia (SBS and NAMI Corp., the “Group”) received an acceptance contract order value of USD37,500,000-00 to supply sea sand to China, the Shenzhen-Hainan reclamation project from Royal Resources Pte Ltd on 30th December 2020. The parties are in the process of finalizing the Sales and Purchase Agreement.

The Group in a joint venture with JHW Holdings Sdn Bhd, a private limited company incorporated in Malaysia (“JHW”; and together with SBS and NAMI Corp., the “Core Group”) is now setting up the preparation for the sand mining operation in compliance to the mining licence stringent rules and regulation. The Group expects to ship out the first batch of shipments of sea sand in the 3rd Quarter of 2021.

The Group is committed to complying with all regulatory requirements in the countenance of encompassing and emboldening socio-environmental development.

The offshore sea sand concession site is located on the east coast of Peninsular Malaysia, occupying an area spanning 20.57km², within the jurisdiction of the state of Terengganu, Malaysia.

About NAMI Corp.

NAMI Corp. (OTC Pink: NINK), via its operating subsidiaries, is principally engaged in the acquisition, exploration, discovery, development, mining, and production of mineral resources and properties, specifically, bauxite, sea sand, river sand and granite. NAMI Corp.’s expertise in the field places it at the forefront of the industry. Gearing up to be a regional player, NAMI Corp. is committed to creating sustainable growth through responsible mining and delivering results to stakeholders.

Information about NAMI Corp. is available at http://www.nink-cs.com

For Investor Relations:
ir@nami-corp.com

Registered office:
112 North Curry Street, Carson City, 89703-4934

Subsidiary office:
SBS Mining Corporation Sdn Bhd 1, 1st Floor, Lorong Sekilau 1, Bukit Sekilau, 25200 Kuantan, Pahang Darul Makmur, Malaysia

Affiliate Office:
To be updated

Forward-Looking Statements

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